EXHIBIT 2

SUPPORT AGREEMENT

This Support Agreement, dated as of February 3, 2015 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “H Partners Group,” and individually a “member” of the H Partners Group) and Remy International, Inc. (the “Company”).

WHEREAS, each of the Company and the H Partners Group has determined that it is in its best interests to enter into this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Board, Governance and Related Matters.

a.           Effective immediately upon execution of this Agreement, the Company, the Board of Directors of the Company (the “Board”), any committee of the Board (i) in place as of the date of this Agreement (the “Existing Committees”) and (ii) which may be created following execution hereof (each, a “Future Committee” and all such Future Committees with the Existing Committees, the “Committees” and each, a “Committee”), and each subcommittee of a Committee, shall invite, and permit Mr. Arik Ruchim (Mr. Ruchim, and any replacement for Mr. Ruchim chosen pursuant to Section 1.e hereof, the “H Partners Nominee”), to attend each meeting of the Board and of any Committee or subcommittee thereof and participate as a nonvoting observer, and provide the H Partners Nominee all materials distributed or made available to any Board, Committee or subcommittee members (including, without limitation, copies of all notices, minutes and consents) at substantially the same time such materials are provided or made available to the members of the Board or such Committee or subcommittee thereof, as applicable, except to the extent (and only to the extent) (A) solely with respect to Future Committees or subcommittees thereof, the activities of such Future Committee or subcommittee include matters as to which there may be a conflict of interest between any member of the H Partners Group or the H Partners Nominee, on the one hand, and the Company or its other stockholders, on the other (such Future Committees or subcommittees thereof, “Excluded Committees”) or (B) any of the foregoing activities would result in the loss of any applicable privilege with respect to legal advice or other materials provided or made available to the Board or such Committee or subcommittee thereof (it being understand and agreed that “legal advice” shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege). In addition, the Company shall provide the H Partners Nominee access to any information (including through discussions with the Company’s officers and representatives) he or she requests to which he or she otherwise would be entitled if he or she were a member of the Board except to the extent (and only to the extent) such activity would result in the loss of any applicable privilege with respect to such information. For purposes of this Agreement, the rights of the H Partners Nominee set forth in this Section 1(a) shall be referred to as “Observer Rights”. Except during any period that the H Partners Nominee is a member of the Board, the Observer Rights shall be in effect at all times from the date of this Agreement until the earliest of (i) the Trigger Time (as defined below), (ii) in the event that the H Partners Nominee is not elected as a director at the 2018 annual meeting of the Company or any subsequent annual meeting at which the H Partners Nominee is up for election, then such date thereafter as the Board shall determine and (iii) such date as H Partners Management, LLC sends notice to the Company in writing that it is terminating the Observer Rights (such notice, an “Observer Rights Termination Notice”, and the earliest of the dates set forth in (i), (ii) and (iii), the “Observer Rights End Date”). For the avoidance of doubt, if at any time after the H Partners Nominee is elected to the Board and prior to the Observer Rights End Date, the H Partners Nominee ceases to be a member of the Board, the Observer Rights shall be in effect.

b.           The Company and the Board shall take all such actions as are necessary to nominate the H Partners Nominee for election to the Board at the 2015 annual meeting of the Company (the “2015 Annual Meeting”) to serve as a director of the Company in the class of directors with a term expiring at the Company’s 2018 annual meeting of stockholders (for the avoidance of doubt, including pursuant to Section 2.11.1(1)(i) of the Amended and Restated Bylaws of the Company (the “Bylaws”)) and use their reasonable best efforts to cause the election of the H Partners Nominee to the Board at the 2015 Annual Meeting, including, without limitation, by (i) taking all action necessary (and in compliance with Section 5.1 of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) to increase the size of the Board (subject to future changes in size determined by the Board) to create a vacancy for the election of the H Partners Nominee at the 2015 Annual Meeting, (ii) recommending that the Company’s shareholders vote in favor of the election of the H Partners Nominee (along with all other Company nominees), and (iii) otherwise supporting the H Partners Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate. The Company hereby represents and warrants that the Board has determined that the nomination of Mr. Ruchim for election to the Board is in the best interests of the Company and all of its stockholders and that, based in part on the representations of the H Partners Nominee in Section 6 hereof, as of the date hereof Mr. Ruchim would be an independent director of the Board under applicable Nasdaq Global Select Market independence rules and regulations. The Company agrees that so long as the H Partners Nominee serves on the Board, such H Partners Nominee shall be offered the opportunity to become a member of each Committee of the Board and any subcommittees of any Committee; provided, that such H Partners Nominee (i) shall not be entitled to be a member of any Excluded Committees and (ii) shall be entitled to be a member of any Committee or subcommittee thereof only if such H Partners Nominee meets any independence or other requirements under applicable law and the rules and regulations of the Nasdaq Global Select Market (or other securities exchange on which the Company’s securities may then be traded) for service on such Committee or subcommittee. At all times while the H Partners Nominee is a member of the Board, and regardless of whether the H Partners Nominee is a member of any Committee or subcommittee thereof, each Committee of the Board and subcommittee thereof shall invite, and permit the H Partners Nominee, to attend each meeting of any Committee or subcommittee thereof and participate as a nonvoting observer (if not a Committee or subcommittee member), and provide the H Partners Nominee all materials distributed or made available to any Committee or subcommittee members (including, without limitation, copies of all notices, minutes and consents) at substantially the same time such materials are provided or made available to the members of the Board or such Committee or subcommittee thereof, as applicable, except to the extent (and only to the extent) (A) such Committees or subcommittees thereof are Excluded Committees or (B) such activities would contravene the independence or other requirements applicable to such Committees or subcommittees under applicable law and the rules and regulations of the Nasdaq Global Select Market (or other securities exchange on which the Company’s securities may then be traded) or result in the loss of any applicable privilege with respect to legal advice or other materials provided or made available to such Committee or subcommittee (it being understand and agreed that “legal advice” shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege).

c.           If at any time after the date hereof, the H Partners Group, together with its affiliates, ceases collectively to beneficially own a number of shares of Common Stock (as defined below) at least equal to 3% of the number of shares of Common Stock outstanding as of the date of this Agreement (such time, the “Trigger Time”), the Observer Rights shall terminate, the H Partners Nominee shall no longer be entitled to be included in the Company’s slate for election as a director at any annual meeting and, if the H Partners Nominee is then a member of the Board, the H Partners Group shall cause the H Partners Nominee to promptly tender his or her resignation from the Board and any Committee and subcommittee thereof on which he or she then sits. In furtherance of this Section 1.c., the H Partners Nominee shall, and each member of the H Partners Group shall cause such H Partners Nominee to, execute a resignation as director in the form attached hereto as Exhibit A and deliver it to the Company prior to his or her election to the Board.

d.           The H Partners Nominee shall at all times while such H Partners Nominee is a director of the Company comply with all policies and guidelines of the Board, any Committees or the Company applicable to all Board members (i) that exist as of the date hereof and that have been identified to the H Partners Nominee by the Company or (ii) that are adopted in the future and apply to all Board members or all members of any Committee on which the H Partners Nominee serves (the policies identified in (i) and (ii) collectively, the “Company Policies”). Notwithstanding anything to the contrary in this Agreement or the Company Policies, the Company hereby agrees that: (A) the H Partners Nominee is permitted to provide confidential information to certain specified officers and employees of the H Partners Group subject to the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”), (B) the Company will execute and deliver the Confidentiality Agreement to H Partners Management, LLC substantially contemporaneously with execution and delivery thereof by the other signatories thereto, and (C) except as expressly set forth in Section 2 hereof and Section 7 of the Confidentiality Agreement, the members of the H Partners Group (other than the H Partners Nominee, in his or her individual capacity) shall be permitted, in their sole and absolute discretion, and without any notice requirements to the Company, to the fullest extent permitted by law, to (y) engage in transactions (including through standing and limit orders) involving Company securities (including, for the avoidance of doubt, Common Stock (as defined below), options to purchase Common Stock (“Options”), any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, and derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to such securities (collectively, “Company Securities”)) and any such securities of any other company, including, without limitation, hedging, monetization, or short-term transactions (including, without limitation, transactions involving short-term trading, short sales, and publicly traded options) and (z) hold Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

e.           Should the H Partners Group desire to replace the H Partners Nominee while the Observer Rights are in effect or the H Partners Nominee resign from service from the Board (other than pursuant to Section 1.c. hereof) or be rendered unable to serve on the Board for any reason, H Partners Management, LLC shall, with the consent of the Company (which consent (x) if the proposed replacement for the H Partners Nominee is a senior executive of the H Partners Group, shall not be unreasonably withheld, conditioned or delayed, and (y) otherwise may be withheld in the Company’s sole discretion, and in any event shall be presumed given if not otherwise expressly withheld by written notice to the H Partners Group identifying in reasonable detail the reasons therefor within 10 business days of written notice to the Company identifying the replacement referred to in this sentence), be entitled to designate a replacement for the H Partners Nominee, and the Company shall take all necessary action to implement the foregoing as promptly as practicable. Any such designated replacement who becomes a Board observer or Board member shall be, and be deemed to be, the H Partners Nominee for all purposes under this Agreement and, prior to his or her appointment to the Board, shall be required to execute a resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.

f.            The Company agrees that it will take such action as is required such that, (i) effective immediately upon execution of this Agreement, Section 3.6 and Section 3.8 of the Bylaws will be amended to replace the words “24 hours” therein with “48 hours”, (ii) while the H Partners Nominee remains an observer to or member of the Board, none of Section 3.6, Section 3.8 and Section 3.9 of the Bylaws (to the extent such Sections relate to the method or timeliness of delivery of notice to directors) shall be amended, and no provision inconsistent with such Sections (to the extent such Sections relate to the method or timeliness of delivery of notice to directors) shall be adopted, by the Board without the prior written consent of H Partners Management LLC and (iii) at any time prior to the Observer Rights End Date and during which the H Partners Nominee is not serving as a member of the Board, the first sentence of Section 2.9 of the Bylaws shall not be amended, and no provision inconsistent with such sentence shall be adopted, by the Board without the prior written consent of H Partners Management LLC.

g.           The Company hereby acknowledges that the H Partners Nominee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the H Partners Group and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that, to the extent of the indemnities described in clause (ii), it is the indemnitor of first resort (i.e., its obligations to the H Partners Nominee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the H Partners Nominee are secondary), (ii) that it shall be required to provide at least as favorable indemnification rights, advancement of expenses rights, exculpation from liability, directors and officers insurance and fiduciary liability insurance to the H Partners Nominee as it provides to each and every other director of the Company, whether through the Charter, the Bylaws, any agreement between the Company and any director of the Company, or otherwise, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of the H Partners Nominee with respect to any claim for which the H Partners Nominee has sought indemnification or advancement from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the H Partners Nominee against the Company. This Section 1.g shall not apply to service of the H Partners Nominee as a Board observer.

2.           Standstill. H Partners Management LLC shall be entitled to send an Observer Rights Termination Notice, and the H Partners Nominee shall be entitled to resign from the Board, at any time in its, his or her sole discretion. For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until the Observer Rights End Date or, if the H Partners Nominee has joined the Board, the later of the Observer Rights End Date and such time as the H Partners Nominee is no longer on the Board; provided, however, that if the Board informs the H Partners Group that it does not intend to nominate the H Partners Nominee at the 2015 Annual Meeting or at any subsequent annual meeting of the stockholders of the Company at which the term of the H Partners Nominee would expire (other than a failure to nominate as a result of such H Partners Nominee refusing or declining to serve as a nominee) and an Observer Rights Termination Notice has been sent, the Standstill Period shall expire at such time as the Company informs the H Partners Group that it does not intend to so nominate the H Partners Nominee; provided, further, that the Company agrees that it shall promptly notify the H Partners Group in writing of the Board’s decision not to nominate the H Partners Nominee for election at any such annual meeting of stockholders; provided, further, that if the advance notice deadline for nominations of directors at any upcoming annual meeting of the stockholders of the Company has then passed (or there remains less than 60 days from the time the H Partners Group is notified that the Board does not intend to so nominate the H Partners Nominee until such advance notice deadline), the Board shall take all action necessary to (i) provide the H Partners Group with a 60-day period from the time the H Partners Group is notified that the Board does not intend to so nominate the H Partners Nominee to comply with the advance notice provisions for nominations of directors contained in the Bylaws at such upcoming annual meeting and (ii) cause such upcoming annual meeting not to be held prior to 90 days following the time the H Partners Group is notified that the Board does not intend to so nominate the H Partners Nominee. During the Standstill Period, each member of the H Partners Group shall not, and shall cause each of its affiliates not to, take any of the following actions, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to the H Partners Nominee acting solely in his or her capacity as a director of the Company):

a.           solicit proxies or written consents of stockholders from the holders of the Voting Securities (as defined below), or conduct any other type of referendum (binding or non-binding) with respect to the Company, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities or any such referendum (other than any such action that is consistent with the Board’s recommendation in connection with such matter);

b.           encourage, advise or influence any other person or assist any Third Party in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum with respect to the Company (other than such action that is consistent with the Board’s recommendation in connection with such matter);

c.           present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board (other than as set forth herein with respect to the H Partners Nominee) or propose any nominee for election to the Board or seek representation on the Board (other than as set forth herein with respect to the H Partners Nominee);

d.           form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock or any other Voting Securities, or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in Section 2.e, or deposit any shares of Common Stock or any other Voting Securities in a voting trust or subject any shares of Common Stock or any other Voting Securities to any voting agreement, other than, in each case, solely with other members of the H Partners Group with respect to the shares of Common Stock or Voting Securities now or hereafter owned by them or pursuant to this Agreement;

e.           without the prior approval of the Board contained in a written resolution of the Board, (x) either directly or indirectly for itself or its affiliates, or in conjunction with any other person or entity in which or for which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) except as set forth in the next sentence, in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or affiliates, (ii) form of business combination or acquisition or other transaction relating to a material amount of assets of the Company or any of its subsidiaries or affiliates or (iii) form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, (i) nothing in this Section 2.e. shall prohibit any member of the H Partners Group or any affiliate from engaging in private discussions with Third Parties regarding a potential transaction to be proposed by such Third Party or presenting any potential transaction to the Board on a private basis, in each case, in circumstances that would not reasonably be expected to require public disclosure by the Company or any member of the H Partners Group or any affiliate or other person, in each case at or around the time the proposal is made and (ii) if the Company enters into a definitive agreement for, or recommends that the Company’s stockholders accept, a transaction involving the acquisition of all or a controlling portion of the Company’s equity securities (whether by merger, tender offer or otherwise) or all or substantially all of the Company’s assets (a “Triggering Transaction”), then the H Partners Group may commence or participate in any tender offer or exchange offer, or a combination thereof, in each such case, that is made for all of the shares of Common Stock outstanding at such time at a higher per-share consideration than that contemplated by the Triggering Transaction, the consummation of which is conditioned upon acceptance by a majority of the outstanding shares of Common Stock, so long as the Company and its stockholders receive an irrevocable, legally binding written commitment from the H Partners Group (or such other Third Party making the offer) to consummate, as promptly as practicable upon the successful completion of such offer, a second step transaction to acquire at the same per-share consideration actually paid pursuant to the offer, all of the shares of Common Stock not purchased in the offer, subject to any applicable stockholders’ statutory appraisal rights; or

f.           as a result of acquiring beneficial ownership of any Voting Securities of the Company, become a beneficial owner of any Voting Securities of the Company which, together with all other Voting Securities of which members of the H Partners Group are beneficial owners, would be deemed under Rule 13d-3(c) promulgated under the Exchange Act to constitute a number of shares of Common Stock in excess of 24.9 % of the issued and outstanding shares of Common Stock of the Company (other than in the circumstances described in clause (ii) of the last sentence of Section 2.e above).

The term “Voting Securities” as used herein shall mean the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Stock or other securities entitled to so vote, whether or not subject to the passage of time or other contingencies. The term “beneficial owner” as used herein shall have the meaning given to such term in Rule 13d-3 promulgated under the Exchange Act.

3.           Voting Agreement. Until the end of the Standstill Period, each member of the H Partners Group shall cause in the case of all shares of Common Stock owned of record and shall instruct the record owner, in the case of all shares of Common Stock that it is a beneficial owner of but does not own of record, directly or indirectly, as of the record date for each meeting of stockholders (each a “Shareholder Meeting”), to be present for quorum purposes and to be voted, at each Shareholder Meeting or at any adjournments or postponements thereof, (a) for all of the directors nominated by the Board for election at such Shareholder Meeting, (b) in accordance with the recommendation of the Board on any proposals of any other stockholder of the Company and (c) as such member of the H Partners Group determines is appropriate in its sole and absolute discretion on all other proposals of the Board.

4.           Mutual Release. The Company and its subsidiary Remy Holdings, Inc. (f/k/a Remy International, Inc.), on the one hand, and the H Partners Group, on the other hand, on behalf of themselves and for each of their controlling persons, officers, directors, stockholders, agents, affiliates, employees, partners, attorneys, heirs, assigns, executors, administrators, predecessors and successors, past and present, (collectively, “Released Persons”), except in respect of any obligation of a Released Person under this Agreement, hereby forever fully release and discharge the other and all of their Released Persons of, and hold each other Released Person harmless from, and covenant not to sue any other Released Person with respect to, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Released Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring or arising at any time on or prior to the date of the execution of this Agreement in connection with, relating to, or resulting from any of the matters that were the subject of, the action initiated by the complaint dated November 27, 2012 filed by certain of the members of the H Partners Group in the Chancery Court of the State of Delaware against Remy Holdings, Inc. The entry into this Agreement by the H Partners Group, the service on the Board of the H Partners Nominee, and any other actions or omissions by the H Partners Group, whether relating to this Agreement or otherwise, shall not result in, and the Company hereby agrees it shall not claim any of the foregoing has resulted in, any acquiescence or waiver by H Partners Group with respect to any matter other than the Released Claims.

5.           Public Announcements; Publicity. Neither the Company nor the H Partners Group shall make any public announcement or statement with respect to the matters contemplated by this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The H Partners Group and the Company each acknowledges that the other may be required to describe this Agreement and include it as an exhibit in filings with the Securities and Exchange Commission. During the Standstill Period, the parties hereto shall refrain from making, causing to be made or allowing any of their respective representatives to make any public statement that disparages the business, strategy or personnel of the other.

6.           Representations and Warranties. Each of the parties represents to the other parties hereto that (a) in the case of parties that are corporations or other entities, such party has all requisite corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party. The Company further warrants to each member of the H Partners Group that (i) prior to, and in connection with, his or her election to the Board, the H Partners Nominee will be approved by the Board for purposes of any continuing directors change of control provision of the Company’s existing credit agreements or Omnibus Incentive Plan, and (ii) as of the date of this Agreement, neither it nor the Board has any intention to increase the size of the Board to more than nine (9) members. The H Partners Nominee further represents and warrants that, as of the date of this Agreement and to his knowledge, he qualifies and as of the 2015 annual meeting of the Company he will qualify as an independent director under applicable Nasdaq Global Select Market rules.

7.           Miscellaneous. The parties hereto hereby agree that there is no adequate remedy at law for breaches of this Agreement, and each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery or, solely if the Court of Chancery does not have subject matter jurisdiction, federal courts located in, or other state courts of, the State of Delaware (each, a “Delaware Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Delaware Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Delaware Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Further, each of the parties hereto (i) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief and (ii) irrevocably consents to service of process pursuant to the notice provisions set out in Section 10 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.           No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall be in a writing signed by the party providing such waiver and shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.           Entire Agreement. This Agreement, together with the Confidentiality Agreement and the executed resignation of the H Partners Nominee in the form attached, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.         Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy or email, when such telecopy is transmitted to the telecopy number set forth below, or such email is sent to the email address set forth below, and in each case receipt is confirmed by telephone, or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Remy International, Inc.

600 Corporation Drive

Pendleton, IN 46064

Attention:	Jeremiah J. Shives
Facsimile:	(765) 221-6094
E-mail:	shives.jeremiah@remyinc.com

Telephone for confirmation: (765) 778-6894

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Robert S. Rachofsky
Facsimile:	(212) 728-9088
E-mail:	rrachofsky@willkie.com

if to the H Partners Group:

c/o H Partners Capital Management, LLC

888 Seventh Avenue, 29th Floor

New York, NY 10019

Attention:	Lloyd Blumberg
Facsimile:	(212) 265-4206
E-mail:	lblumberg@hpartnerslp.com

Telephone for confirmation: (212) 265-4200

With a copy to (which shall not constitute notice):

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attention:	Eric S. Klinger-Wilensky
Facsimile:	(302) 498-6220
E-mail:	ekwilensky@mnat.com

11.         Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Upon such determination that any provision is illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

12.         Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

13.         Successors and Assigns. This Agreement shall not be assignable (other than by operation of law in a merger) by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

14.         No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.         Expenses. Each party shall pay its own fees and expenses in connection with this Agreement and the matters contemplated hereby.

16.         Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement or any such document against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

REMY INTERNATIONAL, INC.

By:	/s/ John J. Pittas
Name: John J. Pittas
Title: President and Chief Executive Officer

H PARTNERS MANAGEMENT, LLC

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

H PARTNERS, LP

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

H PARTNERS CAPITAL, LLC

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

P H PARTNERS, LTD.

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

[Signature page to Support Agreement]

H OFFSHORE FUND LTD.

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

REHAN JAFFER

/s/ Rehan Jaffer

ARIK RUCHIM

/s/ Arik Ruchim

[Signature page to Support Agreement]

SCHEDULE A

H Partners Management, LLC

H Partners, LP

H Partners Capital, LLC

P H Partners Ltd.

H Offshore Fund Ltd.

Rehan Jaffer

Arik Ruchim

EXHIBIT A

Form of Resignation

[Date]

Attention: Chairman of the Board of Directors

Reference is made to the Support Agreement, dated as of February 3, 2015 (the “Agreement”), by and among Remy International, Inc. (the “Company”) and the H Partners Group (as defined therein). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 1.c. of the Agreement I hereby tender my conditional resignation as a director of the Board, provided that this resignation shall be effective only upon the occurrence of both (i) the Board’s acceptance of this resignation (which acceptance has not been revoked) and (ii) the Trigger Time. I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement.

To the fullest extent permitted by applicable law, this resignation may not be withdrawn by me at any time during which it is effective.

[Name of Director]

EXHIBIT B

Form of Confidentiality Agreement